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                                                                    EXHIBIT 21.1

List of Subsidiaries


LSI Logic Storage Systems Europe Holdings Ltd. (Ireland)


LSI Logic Storage Systems Europe Ltd. (Ireland)


Engenio Information Technologies International Services, Inc. (Delaware)